Exhibit 10.1
February 28, 2009
Kathryn Reynolds Wallbrink
8 Birch Brook Road
Bronxville, NY 10708
Dear Katy,
We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of employment by Lighting Science Group Corporation (“LSG”).
Position. Your initial job title will be SVP, Strategy and Finance. You will initially report to Govi Rao, Chairman and CEO commencing on March 9, 2009.
Base Compensation. Your bimonthly salary will be $8333.33 (which equates to $200,000.00 annually), less standard payroll deductions and all required withholdings in accordance with LSG’s payroll policies. You will be subject to the 2009 extraordinary key stakeholder compensation plan which began March 1, 2009.
Performance Bonus. You will be eligible to participate in LSG’s performance bonus plan(s) up to forty percent (40%) of your base salary, based on a combination of company performance and personal achievements as agreed with your manager.
Long Term Incentive Plan. You will be eligible to participate in LSG’s long term incentive plan. You will be granted 55,000 shares of restricted stock and 65,000 stock options subject to approval by LSG’s Board of Directors. The issuance of stock options will be subject to a written agreement that will be presented to you in due course.
Benefits. LSG currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options. Eligibility for these benefits will be the first of the month after you begin employment. Additionally, you are eligible for paid sick time off and paid holidays. You will initially be eligible for twenty (20) days of paid vacation per year of employment and you will accrue an additional twenty (20) days of vacation for each year of employment up to a maximum of forty (40) days of paid vacation. Additional details regarding benefits will be provided from Human Resources upon commencement of employment.

Required Documentation. To comply with the government- mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form. Please bring the required I-9 documents with you on your first day of employment.
At Will Employment. Please understand LSG is an employment-at-will company. This means that you or LSG may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. LSG also reserves the right to amend its benefits, plans or programs at any time.
Additional Terms & Conditions Of Employment. LSG requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment. The additional terms and conditions of employment will be presented to you for your review, consideration and signature on or about the first day of your employment and must be signed by you prior to your tenth (10th) day of employment.
Severance: If you are terminated due to change of control, you will receive severance equivalent to six months of base pay. If you are terminated for reasons other than change of control or cause, you will receive severance equivalent to three months of base pay. In either case, severance will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against LSGC.
“Cause” means your: (a) willful breach of your obligations under this agreement, which breach you fail to cure, if curable, within (30) days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of your material duties to LSGC or any of its affiliates; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to LSGC or any of its affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties to LSGC or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties to LSGC or any of its affiliates.
If you wish to accept employment at under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me no later than March 19, 2009.
By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, and comprise the complete agreement between you and LSG concerning the offer of employment by LSG.

If you have any questions regarding this offer, please do not hesitate to contact me at 917.399.5355 or at lvera@lsgc.com.
On behalf of the entire team, I look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely yours,
Lynn Vera, Chief Human Resources Officer

AGREED AND ACCEPTED:
/s/ Kathryn Reynolds Wallbrink
Kathryn Reynolds Wallbrink

Date: